Exhibit 6.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Contribution Agreement”) is effective as of July 19, 2018 (the “Effective Date”) by and between Rentalist, LLC, a Pennsylvania limited liability company (“Parent”), and Rentalist, Inc., a Delaware corporation (“Subsidiary”).

Background

Parent formed Subsidiary in order to transfer substantially all of its assets and liabilities to Subsidiary prior to a Regulation A offering of securities by Subsidiary.  Parent desires to contribute such assets and liabilities to Subsidiary in return for an ownership interest in Subsidiary, and Subsidiary desires to accept such assets and liabilities, pursuant to the terms of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.                                      Contribution.

(a)                                 Contributed Assets.  Upon the terms and subject to the conditions of this Agreement, as of the Effective Date, Parent hereby contributes, transfers, assigns, conveys and delivers to Subsidiary, and Subsidiary hereby acquires and accepts from Parent, all right, title and interest of Parent in, to and under all of the assets of Parent, except for the “Excluded Assets” (as defined below) (collectively, the “Contributed Assets”).

(b)                                 Excluded Assets.  Parent shall retain the assets listed on Exhibit A hereto (the “Excluded Assets”), and such assets shall not be considered Contributed Assets hereunder.

(c)                                  Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, as of the Effective Date, Subsidiary hereby assumes and undertakes, and agrees to pay, perform and discharge in accordance with their respective terms, the Amended and Restricted Secured Revolving Loan Note dated July 18, 2018, and all other liabilities and obligations of Parent to be paid or performed after the Effective Date under the contracts, leases and other commitments or arrangements of Parent which constitute Contributed Assets, except to the extent such liabilities and obligations, but for a breach or default by Parent, would have been paid, performed or otherwise discharged on or prior to the Effective Date or to the extent the same arise out of any such breach or default (collectively, the “Assumed Liabilities”).

(d)                                 Excluded Liabilities.  Parent shall retain and shall not convey any liabilities to Subsidiary that are not Assumed Liabilities, and Subsidiary does not assume and shall not be obligated to pay, perform or otherwise discharge any such liabilities.

2.                                      Issuance of Membership Interest.  As consideration for the Contributed Assets, Subsidiary hereby agrees to issue to Parent, and Parent hereby subscribes for, 2,000,000 shares of Class A Common Stock, par value $0.001 per share, in Subsidiary (the “Shares”).

3.                                      Representations and Warranties.  Parent represents and warrants to Subsidiary and agrees as follows:

(a)                                 Parent has full power and authority to execute, deliver and perform this Agreement, and the execution delivery and performance of this Agreement does not (i) conflict with or violate any other agreement to which Parent is a party, or (ii) require the consent of any third party.

(b)                                 Parent has the exclusive right to possess and convey the Contributed Assets, and is transferring to Subsidiary on the Effective Date good title to the Contributed Assets, free and clear of all liens and encumbrances.

(c)                                  There are no legal proceedings pending or threatened against or by Parent relating to or affecting the Contributed Assets or the Assumed Liabilities.

(d)                                 Parent is capable of evaluating the merits and risks of an investment in Subsidiary and has the capacity to protect its own interests.

(e)                                  Parent is acquiring the Shares for its own account, not on behalf of other persons, and for investment and not with a view to resell or distribute the Shares.

(f)                                   Parent has had the opportunity to consult with its tax and legal advisors with regard to the tax and other legal aspects of this transaction.

(g)                                  Parent recognizes that an investment in Subsidiary is highly speculative and involves a significant risk of loss, that there is not now and may never be a public market for the Shares, and that Parent has taken full cognizance of and understands and can evaluate all of the risks of the investment in the Shares.

(h)                                 Parent understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws by reason of exemptions from the registration requirements of the Securities Act and such laws, and neither the Shares nor any part thereof may be sold, transferred or otherwise disposed of in the absence of an effective registration statement under the Securities Act and all applicable state securities laws, or unless an exemption from such registration is available.

(i)                                     Parent agrees and understands that it will not sell, transfer, assign or otherwise dispose of any Shares or any interest therein unless and until Parent complies with all applicable requirements of federal and state securities laws.

(j)                                    No representation or warranty by Parent set forth in this Agreement and no statement contained in the exhibits to this Agreement or any certificate or other document furnished or to be furnished to Subsidiary pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.                                      Restrictive Covenants.

(a)                                 Parent agrees, on behalf of itself and its members (each, a “Member”, and collectively, the “Members”), that for the period commencing on the date hereof and continuing until two (2) years following the date Parent no longer owns any capital stock in Subsidiary (or, with respect to any Member, two (2) years after such member no longer owns any membership interest in Parent, if earlier) (as applicable, the “Restricted Period”), neither Parent nor the Members shall (except with respect to the services it or he provides to Subsidiary or its or his ownership interest in Subsidiary), own, operate, manage, or provide consulting services to, or be an employee of, or own an interest in, or be a proprietor, owner, partner, stockholder, director, officer, employee, consultant, agent or representative of, a person, corporation, partnership or other entity, including, without limitation, a family member, which owns, operates, manages, or provides consulting services to, or in any other way provides services to, either directly or indirectly, any business which is a “Restricted Business” (as defined below).  For purposes of this Agreement, a “Restricted Business” shall mean any business whose primary business, or the primary focus of a business unit of the business, is a peer-to-peer equipment rental platform for the United States film industry.

(b)                                 Parent, on behalf of itself and its Members, acknowledges that the length, scope and geographic coverage to which the restrictions imposed the protection of Subsidiary and that the definition of Restricted Business used in this Agreement reasonably protects Subsidiary’s interests.  If any provision of this Agreement is held to be invalid or unenforceable by judicial order for any reason, such action shall not affect the enforceability of the remaining provisions of this Agreement and, without limiting the foregoing, any such holdings shall in no event preclude Subsidiary from enforcing the provisions of this Agreement for such term, in such territory and to such extent not inconsistent with or prohibited by such judicial order.  If the provisions of this Agreement should ever be deemed to exceed the time, scope or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

5.                                      Indemnification.

(a)                                 Subsidiary agrees to indemnify, defend and hold harmless Parent from and against any losses, liabilities, claims, demands, judgments, expenses (including legal fees and expenses), causes of action or suits (collectively, “Damages”) which may arise in connection with (i) any breach by Subsidiary of any covenant or agreement contained in this Agreement, or (ii) any third party claim related to the Contributed Assets or Assumed Liabilities arising following the Effective Date.

(b)                                 Parent agrees to indemnify, defend and hold Subsidiary harmless from and against any and all Damages which may arise in connection with (i) any breach by Parent of any representation, warranty covenant or agreement contained in this Agreement, or (ii) any third party claim related to the Contributed Assets or Assumed Liabilities arising prior to the Effective Date.

6.                                      General Provisions.

(a)                                 Further Assurances.

(i)                                     From time to time following the Effective Date, Parent shall execute and deliver, or cause to be executed and delivered, to Subsidiary such other instruments of conveyance and transfer as Subsidiary may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Subsidiary and put Subsidiary in possession of, any part of the Contributed Assets.  From time to time following the Effective Date, Subsidiary shall execute and deliver, or cause to be executed and delivered, to Parent such other instruments of assumption as Parent may reasonably request or as may be otherwise necessary to evidence the assumption by Subsidiary of the Assumed Liabilities.

(ii)                                  Following the Effective Date, the parties shall, in the case of agreements, contracts, leases and other commitments and arrangements included in the Contributed Assets which cannot be transferred or assigned effectively without the consent of third parties and which consent has not been obtained prior to the Effective Date, cooperate in endeavoring to obtain such consent promptly.

(iii)                               Notwithstanding any other provisions in this Agreement to the contrary, nothing herein is to be deemed to effect the transfer of any assets which by their terms or operation of law cannot be transferred; provided, however, that Parent shall hold any such asset in trust for the use and benefit of Subsidiary (and at the expense of Subsidiary) and take such other actions as may be reasonably requested by Subsidiary (including the enforcement of any agreement or contract that has not been assigned) in order to place Subsidiary, insofar as reasonably possible, in the same position as would have existed had such asset been transferred.

(b)                                 Assignment; Successors and Assigns.  No party may assign any of its rights under this Agreement to any third party (whether by operation of law or otherwise) without the prior written consent of the other party.  Any assignment under this Agreement shall not relieve the assigning party of its obligations hereunder.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, and survives the execution and delivery hereof.

(c)                                  Entire Agreement.  This Agreement, the Operating Agreement, and the documents delivered pursuant hereto and thereto constitute the entire agreement of Parent and Subsidiary with respect to the subject matter hereof.

(d)                                 Notices.  Any notices given in connection with this Agreement shall be in writing and shall be delivered as set forth in the Operating Agreement.

(e)                                  Amendment; Waiver.  This Agreement may be amended or modified only by an instrument in writing by the parties hereto.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver is validly and sufficiently authorized if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

(g)                                  Execution in Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is to be deemed to be an original but all of which taken together will constitute one and the same instrument.

(h)                                 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.  The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts located in Delaware for any claims arising under this Agreement.  Under no circumstances will any party assert any claim or cause of action in any state or federal court outside of the foregoing.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be executed as of the Effective Date.

RENTALIST, LLC

By:	/s/ Henry Roosevelt
Name:	Henry Roosevelt
Title:	President

RENTALIST, INC.

By:	/s/ Christopher Dima
Name:	Christopher Dima
Title:	Chief Executive Officer

EXHIBIT A

EXCLUDED ASSETS

•                  All minute books, stock ledgers, and other governing documents and corporate records of Parent.

•                  Parent’s ownership interest in Subsidiary.

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